MORGAN STANLEY
                                                         SPECTRUM SERIES






March 2007
Monthly Report





This Monthly Report supplements the Spectrum Funds' Prospectus dated April 2, 2007.







                                                          Issued: April 30, 2007


MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

             1991    1992   1993     1994    1995     1996    1997   1998   1999    2000     2001   2002   2003   2004   2005
FUND          %       %       %        %       %        %       %      %      %      %         %      %      %      %      %
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency       --      --     --       --       --      --     --     --      --    11.7     11.1    12.2   12.4  (8.0) (18.3)
                                                                                  (6 MOS.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced       --      --     --     (1.7)    22.8    (3.6)  18.2   16.4     0.8     0.9     (0.3)  (10.1)   6.2  (5.6)   4.2
                                    (2 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select       31.2   (14.4)  41.6     (5.1)    23.6     5.3    6.2   14.2    (7.6)    7.1      1.7    15.4    9.6  (4.7)  (5.0)
           (5 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic      --      --     --      0.1     10.5    (3.5)   0.4    7.8    37.2   (33.1)    (0.6)    9.4   24.0   1.7   (2.6)
                                   (2 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical      --      --     --     (2.2)    17.6    18.3    7.5   10.2    (7.5)    7.8      (7.2)   23.3   23.0   4.4   (5.4)
                                    (2 mos.)
------------------------------------------------------------------------------------------------------------------------------

                                 INCEPTION-     COMPOUND
                                  TO-DATE      ANNUALIZED
               2006       2007    RETURN         RETURN
FUND             %          %       %              %
---------------------------------------------------------
Spectrum
Currency       (3.4)     (9.8)       2.7          0.4
                        (3 mos.)
--------------------------------------------------------
Spectrum
Global
Balanced        2.4      (4.1)      49.6          3.3
                        (3 mos.)
--------------------------------------------------------
Spectrum
Select          5.9      (8.9)     164.8          6.4
                        (3 mos.)
--------------------------------------------------------
Spectrum
Strategic      20.9       0.5       72.4          4.5
                        (3 mos.)
--------------------------------------------------------
Spectrum
Technical       5.4      (8.6)     115.5          6.4
                        (3 mos.)
--------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MARCH 2007

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2007 was as follows:

--------------------------------------------------------------------------------
FUND                             N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency               $10.27                  -4.64%
--------------------------------------------------------------------------------
Spectrum Global Balanced        $14.96                  -1.65%
--------------------------------------------------------------------------------
Spectrum Select                 $26.48                  -5.15%
--------------------------------------------------------------------------------
Spectrum Strategic              $17.24                  -0.56%
--------------------------------------------------------------------------------
Spectrum Technical              $21.55                  -5.22%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). We provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE APRIL 1, 2007, MARK H. MITCHELL CEASED TO BE ASSOCIATED IN ANY CAPACITY WITH JOHN W. HENRY & COMPANY, INC. ("JWH"), TRADING ADVISOR TO SPECTRUM CURRENCY AND SPECTRUM TECHNICAL, UPON EXPIRATION OF HIS TEN YEAR EMPLOYMENT AGREEMENT WITH JWH ON MARCH 31, 2007. MR. MITCHELL HAD FORMERLY SERVED AS VICE CHAIRMAN OF JWH AND AS COUNSEL TO THE FIRM.

   EFFECTIVE APRIL 3, 2007, CAMPBELL & COMPANY ("CAMPBELL"), TRADING ADVISOR TO SPECTRUM TECHNICAL, ANNOUNCED THE APPOINTMENT OF MS. TERESA BECKS TO THE POSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER, SUCCEEDING MR. BRUCE CLELAND, WHO WILL BECOME VICE CHAIRMAN.

   TERESA BECKS HAS BEEN WITH CAMPBELL AS ITS CHIEF FINANCIAL OFFICER FOR 16 YEARS, AND A MEMBER OF CAMPBELL'S BOARD OF DIRECTORS FOR 13 YEARS. MS. BECKS IS ALSO A FORMER MEMBER OF THE BOARD OF DIRECTORS OF THE MANAGED FUNDS ASSOCIATION. PRIOR TO JOINING CAMPBELL, SHE WAS VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF BANK MARYLAND CORP, A PUBLICLY HELD COMPANY. MS. BECKS STARTED HER PROFESSIONAL CAREER WITH ERNST & YOUNG AS A CERTIFIED PUBLIC ACCOUNTANT.

   BRUCE CLELAND, WHO HAS BEEN WITH CAMPBELL SINCE 1993, HAVING SERVED AS PRESIDENT SINCE 1994, AND CHIEF EXECUTIVE OFFICER SINCE 1997, WILL BECOME VICE CHAIRMAN OF THE FIRM AND ACT IN AN ADVISORY CAPACITY TO THE EXECUTIVE COMMITTEE.

   KEVIN M. HEERDT, DIRECTOR OF RESEARCH & CHIEF OPERATING OFFICER, WILL CONTINUE TO FOCUS HIS EFFORTS ON CAMPBELL'S RESEARCH AND TRADING ACTIVITIES. MR. HEERDT JOINED CAMPBELL IN 2003 AS CO-HEAD OF RESEARCH, AND WAS APPOINTED CHIEF OPERATING OFFICER IN 2005 AND HEAD OF RESEARCH IN JANUARY 2007. PRIOR TO JOINING CAMPBELL, MR. HEERDT SPENT 12 YEARS WITH MOORE CAPITAL WHERE HE ACTED IN SEVERAL CAPACITIES INCLUDING MANAGING DIRECTOR AND CHIEF INVESTMENTS OFFICER.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis
-------------------
Walter J. Davis

Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

                   MONTH ENDED       YTD ENDED
                 MARCH 31, 2007    MARCH 31, 2007

Australian dollar     -0.45          -0.93
British pound         -2.73          -2.12
Euro                   1.13           0.35
Japanese yen          -0.72          -0.84
Swiss franc           -0.08          -0.17
Minor Currencies      -1.58          -5.55


    Note: Reflects trading results only and does not include fees or interest income.

Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from long positions in the British pound versus the U.S. dollar, as well as from short positions in the South African rand and Japanese yen versus the U.S. dollar. Additional losses were recorded from both short and long positions in the Australian dollar relative to the U.S. dollar. These losses were partially offset by gains from long positions in the euro, Brazilian real, and Singapore dollar versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were experienced from long positions in the British pound versus the U.S. dollar as the value of the British pound weakened amid speculation that the Bank of England may not continue to increase interest rates in the near-term. Additional losses were recorded from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen moved sharply higher against the U.S. dollar in the beginning of the month as momentum from the major market reversal that occurred on February 27, 2007 resulted in traders continuing to unwind short Japanese yen carry trade positions into early March. Elsewhere in the currency markets, short positions in the South African rand versus the U.S. dollar resulted in losses as the value of the South African rand strengthened relative to the U.S. dollar at the beginning of the month on expectations that increased demand for South Africa's exports may significantly improve the South African economy. Further losses were incurred from both short and long positions in the Australian dollar versus the U.S. dollar as the value of the Australian dollar moved without consistent direction throughout the month. Smaller losses were recorded from short positions in the Mexican peso versus the U.S. dollar as the Mexican peso strengthened on increased speculation of an interest rate hike from the Bank of Mexico due to consistent economic growth and rising inflation.

Gains were experienced from long positions in the euro, Brazilian real, and Singapore dollar versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies after the U.S. Federal Reserve kept the benchmark interest rate steady and indicated that rates will not likely increase in the near-term. In addition, the euro moved higher against the U.S. dollar amid a record U.S. trade deficit and indications from European Central Bank council member Klaus Liebscher that interest rates in the Euro-Zone may increase further.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

                  MONTH ENDED        YTD ENDED
                MARCH 31, 2007     MARCH 31, 2007

Currencies           -0.03            -0.75
Interest Rates       -1.55            -1.67
Stock Indices        -0.68            -2.1
Energies              0.45             0.46
Metals                0.56             0.62
Agriculturals        -0.43            -0.67


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the global interest rate, global stock index, and agricultural sectors. These losses were partially offset by gains recorded in the metals and energy sectors. Trading results in the currency sector were relatively flat and had no material effect on overall Fund performance.

Within the global interest rate sector, long positions in U.S. and European interest rate futures incurred losses as prices moved lower during the month amid reduced demand for the "safe-haven" of fixed-income investments due to the stabilization of global equity markets after the major worldwide sell-off that began on February 27, 2007. In addition, European interest rate futures were pressured lower on strong economic data out of Germany and the United Kingdom, while U.S. interest rate futures prices declined after a stronger than expected government jobs report.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in Pacific Rim, British, and U.S. stock index futures resulted in losses as prices moved lower at the beginning of the month in a continuation of the aforementioned sudden and sharp downward price move that began in late February. Furthermore, global equity prices were negatively affected by sub-prime loan delinquency concerns in the U.S. Additional losses were experienced from existing short positions in Spanish stock index futures, as well as newly established short positions in Japanese stock index futures as prices strengthened on investor sentiment that equities had been "over-sold" in recent weeks and on optimism about the long-term future of the Japanese economy.

Within the agricultural markets, long positions in soybean meal and soybean futures incurred losses as prices moved lower in tandem with falling corn prices. Elsewhere in the agricultural complex, losses were recorded from both short and long positions in lean hog futures as prices moved without consistent direction throughout a majority of the month.

Within the metals markets, long positions in nickel and copper futures experienced gains as prices moved higher on news that China's industrial production increased at a strong pace in January and February. Meanwhile, short positions in silver and gold futures resulted in gains as prices moved lower on technically-based selling.

Within the energy markets, long futures positions in crude oil and its related products recorded gains as prices increased after data indicated higher U.S. fuel consumption. In addition, prices increased amid rising geopolitical concerns in the Middle East after the United Nations Security Council voted unanimously to increase sanctions against Iran. Finally, prices moved higher on news that Iran had captured 15 members of the British Royal Navy in the Persian Gulf, adding to investor worries about the stability of the world's oil supply in the region.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

                MONTH ENDED           YTD ENDED
               MARCH 31, 2007      MARCH 31, 2007

Currencies         -0.78              -1.93
Interest Rates     -0.36              -1.12
Stock Indices      -1.73              -2.58
Energies           -0.34              -0.08
Metals             -1.19              -1.42
Agriculturals      -0.5               -0.83

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses within the global stock index, metals, currency, agricultural, global interest rate, and energy sectors.

Within the global stock index sector, long positions in Japanese, U.S., and European equity index futures experienced losses as prices declined at the beginning of March in a continuation of the sudden and sharp downward move that began in late February. Additionally, U.S. and European stock index futures prices fell amid inflation and sub-prime loan delinquency concerns.

Within the metals markets, long positions in silver and gold futures resulted in losses as precious metals prices moved lower on concerns that a slowing Chinese economy may reduce demand for precious metals. Similarly, long positions in aluminum futures incurred losses as prices fell after a decline in global demand and news of an overabundance in supply.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the British pound versus the U.S. dollar experienced losses as the value of the British pound weakened amid speculation that the Bank of England may not continue to increase interest rates in the near-term. Elsewhere in the currency markets, short positions in the Canadian dollar versus the U.S. dollar recorded losses as the value of the
Canadian dollar strengthened after government reports showing job gains and rising exports prompted speculation that the Bank of Canada may refrain from cutting interest rates this year. Additional losses were experienced from short positions in the Japanese yen versus the U.S. dollar and British pound as the value of the Japanese yen moved sharply higher against its major rivals at the beginning of the month as momentum from the major market reversal that occurred on February 27, 2007 resulted in traders continuing to unwind short Japanese yen carry trade positions into early March. Additionally, the Japanese yen strengthened on news of increased demand for Japanese bond holdings as well as better than expected Japanese unemployment during January.

Within the agricultural markets, long positions in soybeans, soybean meal, and corn futures resulted in losses as prices fell after the U.S. Department of Agriculture's Prospective Plantings report showed corn acreage may be up this year to its highest since 1944. Elsewhere in the agricultural complex, losses were recorded from both short and long positions in cotton futures as prices moved without consistent direction amid conflicting news regarding supply and demand.

Within the global interest rate sector, long positions in U.S. and Canadian fixed-income futures incurred losses as prices moved lower during the month on reduced demand for the "safe-haven" of fixed-income investments amid the stabilization of the global equity markets after the major worldwide sell-off that began on February 27, 2007. In addition, U.S. interest rate futures prices declined after a stronger than expected government jobs report.

Within the energy markets, short futures positions in crude oil and its related products incurred losses as prices increased after data indicated higher U.S. fuel consumption. Additionally, prices were pressured higher on rising geopolitical concerns in the Middle East after the United Nations Security Council voted unanimously to increase sanctions against Iran. Furthermore, news that Iran had captured 15 members of the British Royal Navy in the Persian Gulf added to investor worries about the stability of the world's oil supply in the region. Smaller losses in the energy markets were recorded from short positions in natural gas futures as prices moved higher after the U.S. Department of Energy reported that natural gas supplies were down 15% from a year ago.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

                 MONTH ENDED        YTD ENDED
               MARCH 31, 2007     MARCH 31, 2007

Currencies          -0.21           -0.68
Interest Rates       0.05            0.57
Stock Indices        0.19           -0.02
Energies             0.05            0.63
Metals               0.31           -0.43
Agriculturals       -0.25            2.22


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural and currency sectors. A majority of these losses was offset by gains recorded in the metals, global stock index, global interest rate, and energy sectors.

Within the agricultural markets, long positions in corn futures resulted in losses as prices fell after the U.S. Department of Agriculture's Prospective Plantings report showed corn acreage may be up this year to its highest since 1944. Elsewhere in the agricultural complex, losses were incurred from long positions in coffee futures as prices moved lower on speculation that heavy precipitation in Brazil may compound supplies that already are sufficient to meet world demand. Finally, long positions in sugar futures experienced losses as prices fell amid increased production from Brazil, Thailand, and India.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar, euro, Australian dollar, and British pound resulted in losses as the value of the Japanese yen moved sharply higher against its major rivals at the beginning of the month as momentum from the major market reversal that occurred on February 27, 2007 resulted in traders continuing to unwind short Japanese yen carry trade positions into early March. Additionally, the Japanese yen strengthened on news of increased demand for Japanese bond holdings, as well as better than expected Japanese unemployment during January. Elsewhere in the currency markets, long positions in the New Zealand dollar versus the U.S. dollar experienced losses as the value of the New Zealand dollar fell after the Reserve Bank of New Zealand indicated that interest rates may remain steady in the near-term.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

A portion of these losses was offset by gains in the metals markets from long positions in copper futures as prices moved higher on news that China's industrial production increased at a strong pace in January and February.

Within the global stock index sector, long positions in German and Hong Kong stock index futures resulted in gains as prices moved higher towards the end of the month on investor sentiment that equities had been "over-sold" in recent weeks after the major worldwide sell-off that began on February 27, 2007.

Within the global interest rate sector, short positions in European interest rate futures experienced gains as prices moved lower during the month amid reduced demand for the "safe-haven" of fixed-income investments after the aforementioned sudden and sharp downward move in the global equity markets that began in late February. In addition, European interest rate futures were pressured lower on strong economic data out of Germany and the United Kingdom.

Within the energy markets, long positions in Brent crude oil futures resulted in gains as prices increased after data indicated higher U.S. fuel consumption. Additionally, prices were pressured higher on rising geopolitical concerns in the Middle East after the United Nations Security Council voted unanimously to increase sanctions against Iran. Furthermore, news that Iran had captured 15 members of the British Royal Navy in the Persian Gulf added to investor worries about the stability of the world's oil supply in the region. Elsewhere in the energy markets, long positions in natural gas futures recorded gains as prices moved higher after the U.S. Department of Energy reported that natural gas supplies were down 15% from a year ago.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

                   MONTH ENDED        YTD ENDED
                 MARCH 31, 2007     MARCH 31, 2007

Currencies           -1.03             -2.85
Interest Rates       -0.11             -1.72
Stock Indices         -0.8             -1.56
Energies             -0.55             -0.95
Metals               -0.97             -0.03
Agriculturals        -1.44             -0.55



Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural, currency, metals, global stock index, energy, and global interest rate sectors.

Within the agricultural markets, long positions in corn, soybean, and soybean meal futures incurred losses as prices fell after the U.S. Department of Agriculture's Prospective Plantings report showed corn acreage may be up this year to its highest since 1944. Elsewhere in the agricultural complex, losses were recorded from long positions in wheat futures as prices moved lower after rain in the U.S. Great Plains boosted soil moisture and warm temperatures increased growth potential for the spring growing season. Finally, long positions in live cattle futures resulted in losses as prices declined due to technically-based selling.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the British pound versus the U.S. dollar experienced losses as the value of the British pound weakened amid speculation that the Bank of England may not continue to increase interest rates in the near-term. Elsewhere in the currency markets, short positions in the Japanese yen versus the U.S. dollar recorded losses as the value of the Japanese yen moved sharply higher against its major rivals at the beginning of the month as momentum from the major market reversal that occurred on February 27, 2007 resulted in traders continuing to unwind short Japanese yen carry trade positions into early March. Additionally, the Japanese yen strengthened on news of increased demand for Japanese bond holdings as well as better than expected Japanese unemployment during January. Finally, short positions in the Canadian dollar versus the U.S. dollar recorded losses as the value of the Canadian dollar strengthened after government reports showing job gains and rising exports prompted speculation that the Bank of Canada may refrain from cutting interest rates this year.

Within the metals markets, long positions in silver and gold futures resulted in losses as precious metals prices moved lower on technically-based selling. Similarly, long positions in aluminum futures incurred losses as prices fell after a decline in global demand and news of an overabundance in supply.

Within the global stock index sector, long positions in Pacific Rim, European, and U.S. equity index futures experienced losses as prices declined at the beginning of March in a continuation of the sudden and sharp downward move that began in late February. Additionally, European and U.S. stock index futures prices fell amid inflation and sub-prime loan delinquency concerns. Within the energy markets, short futures positions in crude oil and its related products recorded losses as prices increased after data indicated higher U.S. fuel consumption. In addition, prices increased amid rising geopolitical concerns in the Middle East after the United Nations Security Council voted unanimously to increase sanctions against Iran. Finally, prices moved higher on news that Iran had captured 15 members of the British Royal Navy in the Persian Gulf, adding to investor worries about the stability of the world's oil supply in the region.

Within the global interest rate sector, losses were incurred from short positions in U.S. and German interest rate futures as prices rose early in the month after a sudden and sharp sell-off in the global stock markets. Newly established long positions in U.S. and German interest rate futures resulted in losses later in the month as prices reversed lower on reduced demand for the "safe-haven" of fixed-income investments amid the continuation of the aforementioned sudden and sharp downward move in the global equity markets that began in late February. In addition, U.S. interest rate futures prices declined after a stronger than expected government jobs report, while German government bond prices were pressured lower on strong economic data out of Germany. The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2007 (UNAUDITED)

                                       MORGAN STANLEY                 MORGAN STANLEY
                                     SPECTRUM CURRENCY           SPECTRUM GLOBAL BALANCED
                                 ---------------------------     --------------------------
                                             PERCENTAGE OF                    PERCENTAGE OF
                                             MARCH 1, 2007                    MARCH 1, 2007
                                               BEGINNING                        BEGINNING
                                 AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                              ------------  ---------------      ----------  ---------------
                                    $                 %              $               %

INVESTMENT INCOME
   Interest income (Note 2)        512,427          .34              170,411        .44
                              ------------      -------          -----------     ------

EXPENSES
   Brokerage fees (Note 2)         577,020          .38              147,202        .38
   Management fees (Note 3)        250,879          .18               40,001        .10
                              ------------      -------          -----------     ------
     Total Expenses                827,899          .56              187,203        .48
                              ------------      -------          -----------     ------
NET INVESTMENT LOSS               (315,472)        (.22)             (16,792)      (.04)
                              ------------      -------          -----------     ------

TRADING RESULTS
Trading profit (loss):
   Realized                    (12,109,259)       (8.04)            (867,907)     (2.26)
   Net change in unrealized      5,441,794         3.62              251,360        .65
                              ------------      -------          -----------     ------
     Total Trading Results      (6,667,465)       (4.42)            (616,547)     (1.61)
                              ------------      -------          -----------     ------
NET LOSS                        (6,982,937)       (4.64)            (633,339)     (1.65)
                              ============      =======          ===========     ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2007 (UNAUDITED)

                                        MORGAN STANLEY                              MORGAN STANLEY
                                       SPECTRUM CURRENCY                        SPECTRUM GLOBAL BALANCED
                          ------------------------------------------    ---------------------------------------
                                                               PER                                      PER
                              UNITS           AMOUNT           UNIT         UNITS         AMOUNT        UNIT
                          --------------      ------           ----        -------        ------        ----
                                                  $             $                          $              $
Net Asset Value,
  March 1, 2007           13,970,579.271     150,527,040       10.77     2,524,233.446  38,400,455       15.21
Net Loss                        --            (6,982,937)       (.50)         --          (633,339)       (.25)
Redemptions                 (328,947.109      (3,378,287)      10.27       (67,862.726  (1,015,226)      14.96
Subscriptions                 86,814.133         891,581       10.27        22,211.064     332,277       14.96
                          --------------     -----------       -----     -------------  ----------       -----
Net Asset Value,
  March 31, 2007          13,728,446.295     141,057,397       10.27     2,478,581.784  37,084,167       14.96
                          ==============     ===========                 =============  ==========




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED MARCH 31, 2007 (UNAUDITED)

                                   MORGAN STANLEY                    MORGAN STANLEY              MORGAN STANLEY
                                   SPECTRUM SELECT                 SPECTRUM STRATEGIC          SPECTRUM TECHNICAL
                             -----------------------------    ---------------------------  ---------------------------
                                            PERCENTAGE OF                  PERCENTAGE OF                PERCENTAGE OF
                                            MARCH 1, 2007                  MARCH 1, 2007                MARCH 1, 2007
                                              BEGINNING                      BEGINNING                    BEGINNING
                               AMOUNT      NET ASSET VALUE      AMOUNT    NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                             -----------  ----------------  ------------- ---------------   ---------- ---------------
                                     $            %                 $             %              $                %

INVESTMENT INCOME

   Interest income (Note 2)     1,760,959         .34            724,781        .34           2,393,832         .33
                             ------------       -----       ------------      -----        ------------       -----

EXPENSES
   Brokerage fees (Note 2)      2,596,082         .50          1,073,292        .50           3,645,295         .50
   Management fees (Note 3)     1,144,564         .22            501,908        .23           1,605,072         .23
   Incentive fees (Note 3)           --           --             108,071        .05             --              --
                             ------------       -----       ------------      -----        ------------       -----
     Total Expenses             3,740,646         .72          1,683,271        .78           5,250,367         .73
                             ------------       -----       ------------      -----        ------------       -----
NET INVESTMENT LOSS            (1,979,687)       (.38)          (958,490)      (.44)         (2,856,535)       (.40)
                             ------------       -----       ------------      -----        ------------       -----

TRADING RESULTS
Trading profit (loss):
   Realized                   (41,423,056)      (7.98)           466,486        .22         (83,329,599)     (11.43)
   Net change in unrealized    16,681,649        3.21           (719,508)      (.34)         48,157,758        6.61
                             ------------       -----       ------------      -----        ------------       -----
     Total Trading Results    (24,741,407)      (4.77)          (253,022)      (.12)        (35,171,841)      (4.82)
                             ------------       -----       ------------      -----        ------------       -----
NET LOSS                      (26,721,094)      (5.15)        (1,211,512)      (.56)        (38,028,376)      (5.22)
                             ============       =====       ============      =====        ============       =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2007 (UNAUDITED)

                              MORGAN STANLEY                       MORGAN STANLEY                         MORGAN STANLEY
                             SPECTRUM SELECT                      SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                   -----------------------------------   -----------------------------------    ------------------------------------
                                                 PER                                   PER                                    PER
                      UNITS          AMOUNT      UNIT        UNITS         AMOUNT      UNIT          UNITS        AMOUNT      UNIT
                     -------         ------      ----       -------        ------      ----         -------       ------      ----
                                       $           $                          $          $                          $           $
Net Asset Value,
   March 1, 2007   18,595,675.941  519,216,357   27.92   12,377,665.833  214,658,407    17.34   32,069,515.224  729,058,921   22.73
Net Loss                 --        (26,721,094)  (1.44)        --         (1,211,512)    (.10)        --        (38,028,376)  (1.18)
Redemptions          (255,371.022   (6,762,225)  26.48     (149,035.420   (2,569,371)   17.24     (416,610.807   (8,977,963)  21.55
Subscriptions         186,048.702    4,926,569   26.48      223,170.788    3,847,464    17.24      362,988.537    7,822,403   21.55
                   --------------  -----------           --------------  -----------            --------------  -----------

Net Asset Value,
   March 31, 2007  18,526,353.621  490,659,607   26.48   12,451,801.201  214,724,988    17.24   32,015,892.954  689,874,985   21.55
                   ==============  ===========           ==============  ===========            ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P.("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan
Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIL"). Spectrum Currency's clearing commodity broker is MS&Co. MS&Co. acts as the counterparty on all of the foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Effective April 1, 2007, Morgan Stanley DW Inc. merged into Morgan Stanley & Co. Incorporated making Morgan Stanley & Co. Incorporated the Partnerships' principal U.S. commodity broker-dealer.

   Effective April 13, 2007, Morgan Stanley & Co. International Limited was renamed to Morgan Stanley & Co. International plc. Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income equal to 80% of the month's average daily "Net
Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to the prevailing rate on U.S. Treasury bills. Effective April 1, 2007, the interest rate will be equal to the average yield on 4-week Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees forSpectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIL, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                  Demeter Management Corporation
                   330 Madison Avenue, 8th Floor
                  New York, NY 10017


Morgan Stanley

ADDRESS SERVICE REQUESTED







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